As filed with the Securities and Exchange Commission on April 1, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PainReform Ltd.
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Israel	2834	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

4 Bruria St.
Tel Aviv, Israel
Tel +972 3 7177051
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue
Newark, Delaware 19711
Tel: (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ronen Kantor, Esq. Doron Tikotzky Kantor Gutman & Amit Gross B.S.R. 4 Tower, 33 Floor 7 Metsada Street, Bnei Brak 5126112 Israel Tel: +972 3 613 3371	Gary Emmanuel, Esq. Mark Selinger, Esq. McDermott Will & Emery LLP 340 Madison Avenue New York, NY 10173 Tel: (212) 547-5400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Security (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Ordinary shares, par value NIS 0.03 per share (3)	1,304,346	$4.46	$5,817,383.16	$634.68
Ordinary shares, par value NIS 0.03 per share, underlying warrants to purchase ordinary share (4)	704,346	$4.46	$3,141,383.16	$342.72

Total	2,008,692	$4.46	$8,958,766.32	$977.40

(1)
This registration statement also includes an indeterminate number of shares that may become offered, issuable or sold to prevent dilution resulting from share splits, share dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average of the equivalent high and low sales prices of the ordinary shares on the Nasdaq Capital Market on March 31, 2021, which date is within five business days prior to filing.

(3)	Consists of 1,304,346 ordinary shares issued to the selling stockholders pursuant to the private placement on March 9, 2021 (the “March 2021 Private Placement”).

(4)
Consists of (i) 652,173 ordinary shares issuable upon the exercise of warrants issued in the March 2021 Private Placement and (ii) 52,173 ordinary shares issuable upon the exercise of placement agent warrants issued in the March 2021 Private Placement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED APRIL 1, 2021

PainReform Ltd.

2,008,692 Ordinary Shares

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to an aggregate of 2,008,692 ordinary shares, par value NIS 0.03 per share of PainReform, Ltd., consisting of (i) 1,304,346 ordinary shares issued to the selling stockholders pursuant to the March 2021 Private Placement (as defined on page 2), (ii) 652,173 ordinary shares issuable upon the exercise of investor warrants issued in the March 2021 Private Placement, and (iii) 52,173 ordinary shares issuable upon the exercise of placement agent warrants issued in the March 2021 Private Placement.

The selling shareholders are identified in the table commencing on page 7.  No ordinary shares are being registered hereunder for sale by us.  We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders.  All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the selling shareholders.  However, we may receive the proceeds from any exercise of warrants in certain circumstances.  See “Use of Proceeds.”

The selling shareholders may sell all or a portion of the ordinary shares from time to time in market transactions through any market on which our ordinary shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale.  See “Plan of Distribution”.

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “PRFX.”  On March 31, 2021, the closing price of our ordinary shares on the Nasdaq Capital Market was $4.43 per ordinary share.

Investing in these securities involves a high degree of risk.  Please carefully consider the risks discussed in this prospectus under “Risk Factors” beginning on page 4 and in our reports filed with the Securities and Exchange Commission, which are incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is April   , 2021.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC.  As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus.  You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information”.

You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus.  We have not authorized anyone to provide you with information that is in addition to or different from that contained in, or incorporated by reference into, this prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.

This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of the securities offered hereby.  Our business, financial condition, results of operations, and prospects may have changed since that date.  We do not take any responsibility for, nor do we provide any assurance as to the reliability of, any information other than the information in this prospectus.  Neither the delivery of this prospectus nor the sale of the ordinary shares means that information contained in this prospectus is correct after the date of this prospectus.

Throughout this prospectus, unless otherwise designated, the terms “we”, “us”, “our”, “PainReform”, “the Company” and “our Company” refer to PainReform, Ltd., and its wholly-owned subsidiaries.  References to “ordinary shares”, “warrants” and “share capital” refer to the ordinary shares, warrants, and share capital, respectively, of PainReform.

Market data and certain industry data and forecasts used in, or incorporated by reference in, this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys.  We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry.  Forecasts are particularly likely to be inaccurate, especially over long periods of time.  In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite.  Statements as to our market position are based on the most currently available data.  While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.  Our historical results do not necessarily indicate our expected results for any future periods.

Certain figures included in this prospectus have been subject to rounding adjustments.  Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

We have obtained the statistical data, market data and other industry data and forecasts used in this prospectus and in our SEC filings incorporated herein by reference from publicly available information.  We have not sought the consent of the sources to refer to the publicly available reports in this prospectus.

We have not taken any action to permit a public offering of the ordinary shares outside the United States or to permit the possession or distribution of this prospectus outside the United States.  Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ordinary shares and the distribution of this prospectus outside of the United States.

 PAINREFORM® and our other registered or common law trademarks, trade names or service marks appearing in this prospectus are owned by us.  Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights of the applicable licensor to these trademarks and trade names.  Unless otherwise stated in this prospectus, we do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Unless derived from our financial statements or otherwise noted, the terms “shekels,” “Israeli shekels” and “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel, and the terms “dollar,” “U.S. dollar,” “US$,” “USD,” and “$” refer to U.S. dollars, the lawful currency of the U.S.  All references to “shares” in this prospectus refer to the ordinary shares of PainReform Ltd., par value NIS 0.03 per share.  All references to “Companies Law” refer to the Israeli Companies Law, 5759-1999, as amended.

On July 6, 2020, our shareholder meeting approved a three (3) share for one (1) share reverse split of our ordinary shares effective as of that date.  All share and per share amounts in this prospectus reflect this reverse stock split.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus that we consider important.  This summary does not contain all of the information you should consider before investing in our securities.  You should read this summary together with the entire prospectus, including the risks related to our business, our industry, investing in our ordinary shares and our location in the United Kingdom, that we describe under “Risk Factors” and our consolidated financial statements and the related notes incorporated by reference into this prospectus and the other documents incorporated by reference into this prospectus, which are described under “Incorporation by Reference” before making an investment in our securities.

Overview

We are a clinical stage specialty pharmaceutical company focused on the reformulation of established therapeutics.  Our proprietary extended release drug-delivery system is designed to provide an extended period of post-surgical pain relief without the need for repeated dose administration while reducing the potential need for the use of opiates.  Our strategy is to incorporate generic drugs with our proprietary extended release drug-delivery system in order to create extended release drug products and to take advantage of the 505(b)(2) regulatory pathway created by the U.S. Food and Drug Administration, or FDA.  The 505(b) (2) new drug application, or NDA, process, provides for FDA approval of a new drug based in part on data that was developed by others, including published literature references and data previously reviewed by the FDA in its approval of a separate application.  Using this pathway can significantly reduce the future time and costs associated with clinical development.  PRF-110, our first product, is based on the local anesthetic ropivacaine, targeting the post-operative pain relief market.  PRF-110 is an oil-based, viscous, clear solution that is deposited directly into the surgical wound bed prior to closure to provide localized and extended post-operative analgesia.

March 2021 Private Placement

On March 8, 2021, we entered into a definitive securities purchase agreement with certain institutional investors, pursuant to which we agreed to sell to the purchasers an aggregate of 1,304,346 ordinary shares, and investor warrants to purchase up to an aggregate of 652,173 ordinary shares, at a combined purchase price of $4.60 per ordinary share and accompanying investor warrant.  The investor warrants are exercisable for a period of five and one half years from the date of issuance and have an exercise price of $4.60 per share subject to adjustment as set forth in the investor warrants for share splits, share dividends, recapitalizations and similar events.  We also issued placement agent warrants to the placement agents to purchase 52,173 ordinary shares, at an exercise price of $5.06 per ordinary share and a term expiring on March 8, 2026.The offering closed on March 11, 2021.

Corporate Information

We were incorporated under the laws of the State of Israel in November 2007. Our principal executive offices are located at 4 Bruria St., Tel Aviv, Israel 6745442. Our telephone number is +972-9-960-1901. Our corporate website address is www.painreform.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

The Offering

Ordinary Shares Offered
Up to an aggregate of 2,008,692 ordinary shares, par value NIS 0.03 per share of PainReform, Ltd., consisting of (i) 1,304,346 ordinary shares issued to the selling stockholders pursuant to the March 2021 Private Placement and (ii) 652,173 ordinary shares issuable upon the exercise of investor warrants issued in the March 2021 Private Placement, and (iii) 52,173 ordinary shares issuable upon the exercise of placement agent warrants issued in the March 2021 Private Placement.  The selling shareholders are identified in the table commencing on page 8.

Ordinary Shares Outstanding as of March 15, 2021	10,062,383 ordinary shares.
Use of proceeds
We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders.  All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the selling shareholders.  However, we may receive the proceeds from any exercise of warrants.  See the section of this prospectus titled “Use of Proceeds.”

Nasdaq Capital Market Symbol
Our ordinary shares are listed on Nasdaq under the symbol “PRFX”.  We do not intend to apply for listing of the warrants on any securities exchange or other nationally recognized trading system.  There is no established public trading market for the warrants, and we do not expect a market to develop.  Without an active trading market, the liquidity of the warrants will be limited.

Risk factors	Before investing in our securities, you should carefully read and consider the “Risk Factors” beginning on page 4 of this prospectus.

Unless otherwise indicated, the number of ordinary shares outstanding prior to and after this offering is based on 10,062,383 ordinary shares outstanding as of March 15, 2021, and excludes:

•	options to purchase 957,161 ordinary shares with a weighted average exercise price of $4.63 per share, granted under the 2008 PainReform Option Plan and the 2019 PainReform Option Plan;

•	warrants to purchase 4,723,264 ordinary shares at a weighted average exercise price of $8.05; and

•	152,110 ordinary shares issuable pursuant to a consulting agreement.

Unless otherwise stated, all information in this prospectus assumes no exercise of the outstanding options or warrants into ordinary shares as described above.

RISK FACTORS

An investment in our securities involves a high degree of risk, you should carefully consider the risk factors set forth in our most recent Annual Report on Form 20-F on file with the SEC, which is incorporated by reference into this prospectus, as well as the following risk factors, which supplement or augment the risk factors set forth in our Annual Report on Form 20-F. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

A substantial number of ordinary shares may be sold in this offering, which could cause the price of our ordinary shares to decline.

We are registering for resale 2,008,692 ordinary shares consisting of (i) 1,304,346 ordinary shares issued to the selling stockholders pursuant to the March 2021 Private Placement (as defined on page 2), (ii) 652,173 ordinary shares issuable upon the exercise of investor warrants issued in the March 2021 Private Placement, and (iii) 52,173 ordinary shares issuable upon the exercise of placement agent warrants issued in the March 2021 Private Placement.  This sale and any future sales of a substantial number of ordinary shares in the public market, or the perception that such sales may occur, could adversely affect the price of the ordinary shares on the NASDAQ Capital Market.  We cannot predict the effect, if any, that market sales of those ordinary shares or the availability of those ordinary shares for sale will have on the market price of the ordinary shares.

Sales of a substantial number of shares of the ordinary shares by our existing shareholders in the public market could cause our share price to fall.

If our existing shareholders sell, or indicate an intention to sell, substantial amounts of the ordinary shares in the public market, the trading price of the ordinary shares could decline.  In addition, a substantial number of ordinary shares are subject to options that are or will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules.  If these additional ordinary shares, or if it is perceived that they will be sold, in the public market, the trading price of our ordinary shares could decline.

NOTE REGARDING FORWARD LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” and elsewhere incorporated by reference in this prospectus constitute forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “project,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends,” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans, and strategies; statements that contain projections of results of operations or of financial condition; expected capital needs and expenses; statements relating to the research, development, completion and use of our products; and all statements (other than statements of historical facts) that address activities, events, or developments that we intend, expect, project, believe, or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties.  We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

•	our history of significant losses, our need to raise additional capital and our ability to obtain additional capital on acceptable terms, or at all;
•	our dependence on the success of our initial product candidate, PRF-110;

•	the outcomes of preclinical studies, clinical trials and other research regarding PRF-110 and future product candidates;
•	the impact of the COVID-19 pandemic on our operations;
•	our limited experience managing clinical trials;
•	our ability to retain key personnel and recruit additional employees;
•	our reliance on third parties for the conduct of clinical trials, product manufacturing and development;
•	the impact of competition and new technologies;
•	our ability to comply with regulatory requirements relating to the development and marketing of our product candidates;
•	commercial success and market acceptance of our product candidates;
•	our ability to establish sales and marketing capabilities or enter into agreements with third parties and our reliance on third party distributors and resellers;
•	our ability to establish and maintain strategic partnerships and other corporate collaborations;
•	the implementation of our business model and strategic plans for our business and product candidates;
•	the scope of protection we are able to establish and maintain for intellectual property rights and our ability to operate our business without infringing the intellectual property rights of others;
•	the overall global economic environment;
•	our ability to develop an active trading market for our ordinary shares and whether the market price of our ordinary shares is volatile;
•	statements as to the impact of the political and security situation in Israel on our business; and
•	those factors referred to in “Risk Factors” as well as in our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K, generally.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements.  We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus.  You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders.  All net proceeds from the sale of the ordinary shares and the warrants covered by this prospectus will go to the selling shareholders.  We expect that the selling shareholders will sell their ordinary shares as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the warrants and issuance of ordinary shares.  If all of the warrants mentioned above were exercised for cash in full, the proceeds would be approximately $3.26 million.  We intend to use the net proceeds of such warrant exercise, if any, for our securities in this offering for working capital and general corporate purposes, including research and development, clinical trials and general and administrative expenses.  Pending application of the net proceeds for the purposes as described above, we expect to invest the net proceeds in short-term, interest-bearing securities, investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government.  We can make no assurances that any of the warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity of which will be exercised or in the period in which they will be exercised.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2020 on an actual basis.

The information in this table should be read in conjunction with and is qualified by reference to the financial information thereto and other financial information incorporated by reference into this prospectus.

As of December 31, 2020(1)
Actual
(in thousands, except share and per share data)

Cash, cash equivalents and restricted cash	$15,690
Prepaid clinical trial expenses and deferred clinical trial costs	1,294
Prepaid expenses and other current assets	807
Property and equipment, net	10
Total current liabilities	961
Total non-current liabilities	220
Shareholders’ equity (deficit)
Ordinary share par value NIS 0.03 per share; 16,666,667 shares authorized, 8,758,037 shares issued and outstanding	78
Additional paid-in capital	33,023
Accumulated deficit	(16,481)
Total shareholders’ equity (deficit)	$16,620

(1)   Does not include the proceeds of the March 2021 Private Placement.

The above discussion and table are based on 8,758,037 ordinary shares outstanding as of December 31, 2020. This number excludes, as of such date:

•	options to purchase 373,338 ordinary shares with a weighted average exercise price of $1.64 per share, granted under the 2008 PainReform Option Plan and the 2019 PainReform Option Plan;

•	warrants to purchase 4,018,918 ordinary shares at a weighted average exercise price of $8.65; and

•	152,110 ordinary shares issuable pursuant to a consulting agreement.

SELLING SHAREHOLDERS

The ordinary shares being offered by the selling shareholders are (i) those ordinary shares and (ii) those ordinary shares issuable upon exercise of warrants, in each case, previously issued in connection with the March 2021 Private Placement.  For additional information regarding the issuance of those ordinary shares and warrants to purchase ordinary shares, see “Prospectus Summary – March 2021 Private Placement” above.  We are registering the ordinary shares in order to permit the selling shareholders to offer the ordinary shares for resale from time to time.  Other than with respect to certain employees or affiliates of (i) Joseph Gunnar & Co., LLC, which acted as our placement agent in the August and December 2019 bridge financing, and as our co-underwriter and co-book runner in connection with our underwritten offering on September 3, 2020; (ii) Maxim Group LLC, which acted as our underwriter and managing book runner in connection with our underwritten offering on September 3, 2020 and received warrants in connection therewith; (iii) Armistice Capital Master Fund Ltd., which was an investor in a prior offering, and except for the ownership of the warrants, and the ordinary shares issued and issuable pursuant to the March 2021 Private Placement, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the selling shareholders.  The second column lists the number of ordinary shares beneficially owned by each selling stockholder, based on its ownership of ordinary shares and warrants, as of April 1, 2021, assuming exercise of the warrants by the selling shareholders on that date, without regard to any limitations on conversions or exercises.  The third column lists the maximum number of ordinary shares being offered in this prospectus by the selling shareholders.  The fourth and fifth columns list the amount of ordinary shares owned after the offering, by number of ordinary shares and percentage of outstanding ordinary shares, assuming in both cases the sale of all of the ordinary shares offered by the selling shareholders pursuant to this prospectus, and without regard to any limitations on conversions or exercises.

Under the terms of the warrants issued in the March 2021 Private Placement, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% or 9.99% of our then outstanding ordinary shares following such exercise, excluding for purposes of such determination ordinary shares not yet issuable upon exercise of the warrants which have not been exercised. The number of shares does not reflect this limitation.  The selling shareholders may sell all, some or none of their ordinary shares or warrants in this offering.  See “Plan of Distribution.”

Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus		Number of Ordinary Shares Owned After the Offering		Percentage of Ordinary Shares Owned After the Offering
Armistice Capital Master Fund Ltd.(1)	2,134,019	(2)	1,259,019	(3)	875,000	(4)	8.70%
Lincoln Park Capital Fund LLC (5)	277,500	(6)	277,500	(6)	-		-
Sabby Volatility Warrant Master Fund, Ltd. (7)	420,000	(8)	420,000	(8)	-		-
Joseph Alagna (9)	7,826	(10)	7,826	(10)	-		-
Paul Cooney (9)	3,913	(11)	3,913	(11)	-		-
Maxim Partners LLC (12)	95,108	(13)	32,608	(14)	62,500	(15)	*
Anthony Sica (9)	3,130	(16)	3,130	(16)	-		-
Stephan A. Stein (9)	4,696	(17)	4,696	(17)	-		-

* Denotes less than one percent.

(1)
Armistice Capital, LLC, the investment manager of Armistice Capital Master Fund Ltd., or Armistice, and Steven J. Boyd, the managing member of Armistice Capital, LLC, hold shared voting and dispositive power over the ordinary shares held by Armistice. The principal business address of Armistice is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY, 10022.

(2)
Represents (i) 875,000 ordinary shares issuable upon exercise of previously issued warrants, (ii) 839,346 ordinary shares in our March 2021 Private Placement and (iii) 419,673 ordinary shares issuable upon exercise of investor warrants issued in our March 2021 Private Placement.

(3)	Represents (i) 839,346 ordinary shares in our March 2021 Private Placement and (ii) 419,673 ordinary shares issuable upon exercise of investor warrants issued in our March 2021 Private Placement.
(4)	Represents 875,000 ordinary shares issuable upon exercise of previously issued warrants.
(5)
Joshua Scheinfeld and Jonathan Cope, the principals of Lincoln Park Capital Fund, LLC, or Lincoln Park, are deemed to be beneficial owners of all the ordinary shares owned by Lincoln Park.  Messers, Scheinfeld and Cope have shared voting and disposition power. The address of Lincoln Park is 440 N. Wells Street, Suite 410, Chicago, IL 60654.

(6)	Represents (i) 185,000 ordinary shares in our March 2021 Private Placement and (ii) 92,500 ordinary shares issuable upon exercise of investor warrants issued in our March 2021 Private Placement.
(7)
Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd., or Sabby VWMF, and shares voting and investment power with respect to these shares in this capacity.  As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby VWMF. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein.  The address of principal business office of Sabby VWMF is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

(8)	Represents (i) 280,000 ordinary shares in our March 2021 Private Placement and (ii) 140,000 ordinary shares issuable upon exercise of investor warrants issued in our March 2021 Private Placement.
(9)
Referenced person is affiliated with Joseph Gunnar & Co., LLC, a registered broker-dealer.  Joseph Gunnar & Co., LLC is a registered broker-dealer and acted as the placement agent in the March 2021 Private Placement.  The address of Joseph Gunnar & Co., LLC is 30 Broad Street, 11th Floor, New York, NY 10004.

(10)	Represents 7,826 ordinary shares issuable upon exercise of placement agent warrants issued in our March 2021 Private Placement.
(11)	Represents 3,913 ordinary shares issuable upon exercise of placement agent warrants issued in our March 2021 Private Placement.
(12)
Maxim Partners LLC is the parent of registered broker-dealer Maxim Group LLC, which acted as the placement agent in the March 2021 Private Placement. The Address of Maxim Partners LLC is 405 Lexington Avenue, New York, NY 10174.

(13)
Represents (i) 62,500 ordinary shares issuable upon exercise of previously issued warrants and (ii) 32,608 ordinary shares issuable upon exercise of placement agent warrants issued in our March 2021 Private Placement.

(14)	Represents 32,608 ordinary shares issuable upon exercise of placement agent warrants issued in our March 2021 Private Placement.
(15)	Represents 62,500 ordinary shares issuable upon exercise of previously issued warrants.
(16)	Represents 3,130 ordinary shares issuable upon exercise of placement agent warrants issued in our March 2021 Private Placement.
(17)	Represents 4,696 ordinary shares issuable upon exercise of placement agent warrants issued in our March 2021 Private Placement.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

The following description of our share capital and provisions of our amended and restated articles of association which will be effective upon the completion of this offering are summaries and do not purport to be complete.  By becoming a shareholder in our Company, you will be deemed to have notice of and consented to these provisions of our articles of association as amended and restated.

Ordinary Shares

Authorized Capital

As of March 15, 2021, our authorized share capital consists of 16,666,667 ordinary shares, par value NIS 0.03 per share, of which 10,062,383 ordinary shares are issued and outstanding.

All of our ordinary shares have identical voting and other rights in all respects.  All of our issued and outstanding ordinary shares are duly authorized, validly issued, fully paid and non-assessable.  Our amended and restated articles of association and the laws of the State of Israel do not restrict the ownership or voting of ordinary shares by non-residents of Israel, except with respect to citizens of countries that are, or have been, in a state of war with Israel.

Registration Number and Purposes of the Company

Our purpose as set forth in our amended and restated articles of association is to engage in any lawful activity.  Our Israeli company number is 514418581.  The address of our registered office is4 Bruria St. Tel Aviv, Israel.

Voting Rights and Conversion

All ordinary shares will have identical voting and other rights in all respects.

Transfer of Shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our amended and restated articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade.  The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

Under our amended and restated articles of association, our board of directors must consist of not less than five (5) but no more than eight (8) directors, including any external directors required to be appointed by the Companies Law.  Pursuant to our amended and restated articles of association, other than the external directors, for whom special election requirements apply, and directors appointed by our board of directors, each of our directors will be appointed by a simple majority vote of holders of our voting shares, participating and voting at a general meeting of our shareholders.

In addition, our amended and restated articles of association allow our board of directors to fill vacancies on the board of directors or to appoint new directors up to the maximum number of directors permitted under our amended and restated articles of association.  Such directors serve for a term of office equal to the remaining period of the term of office of the directors(s) whose office(s) have been vacated or in the case of new directors, to serve until the subsequent annual general meeting of our shareholders.

External directors are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances and may be removed from office pursuant to the terms of the Companies Law.  For further information on the election and removal of external directors, see “Management — External Directors — Election and Dismissal of External Directors.”

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings.  Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise.  Our amended and restated articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution.  If we do not meet such criteria, then we may distribute dividends only with court approval.  In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings.  This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting.  All general meetings other than the annual general meeting of shareholders are referred to in our amended and restated articles of association as special general meetings.  Our board of directors may call special general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine.  In addition, the Companies Law provides that our board of directors is required to convene a special general meeting upon the written request of (i) any two or more of our directors or one-quarter or more of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting may request that the board of directors include a matter in the agenda of a general meeting to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may generally be between four and 40 days prior to the date of the meeting.  Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

•	amendments to our articles of association;
•	appointment or termination of our auditors;
•	appointment of external directors;
•	approval of certain related party transactions;
•	increases or reductions of our authorized share capital;
•	a merger; and
•
the exercise of our board of director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

Under our amended and restated articles of association, we are not required to give notice to our registered shareholders pursuant to the Companies Law, unless otherwise required by law.  The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes certain matters, notice must be provided at least 35 days prior to the meeting.  Under the Companies Law and our amended and restated articles of association, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Voting

Quorum

Pursuant to our amended and restated articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting.  The quorum required for our general meetings of shareholders is of at least two shareholders present in person, by proxy or written ballot, who hold or represent between them at least 25% of our outstanding voting rights.  A meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine.  At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by our shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting as described under “— Shareholder Meetings.”

Vote Requirements

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our amended and restated articles of association.  Under the Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder, (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if such terms are not extraordinary) requires the approval described above under “Management — Fiduciary duties and approval of specified related party transactions under Israeli law — Disclosure of personal interests of a controlling shareholder and approval of transactions” and (iii) approval of certain compensation-related matters require the approval described above under “— Board of directors and officers — Compensation Committee.” Under our amended and restated articles of association, the alteration of the rights, privileges, preferences or obligations of any class of our shares requires a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting.  Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting and voting on the resolution.

Access to corporate records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register, including with respect to material shareholders, our articles of association, our financial statements, other documents as provided in the Companies Law, and any document we are required by law to file publicly with the Companies Registrar or the Israel Securities Authority.  Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law.  We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise impair our interests.

Acquisitions under Israeli law

Full tender offer

A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the target company’s issued and outstanding share capital or that of a certain class of shares is required by the Companies Law to make a tender offer to all of the company’s shareholders or the shareholders who holds shares of the same class for the purchase of all of the issued and outstanding shares of the company or of the same class, as applicable.

If the shareholders who do not respond to or accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class of the shares, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law.  However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether the shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition the Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court unless the acquirer stipulated that a shareholder that accepts the offer may not seek appraisal rights. If the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class, or the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special tender offer rules

The Companies Law provides that an acquisition of shares of a public Israeli company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of at least 25% of the voting rights in the company.  This rule does not apply if there is already another holder of at least 25% of the voting rights in the company.  Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company.

These requirements do not apply if the acquisition (i) occurs in the context of a private placement, provided that the general meeting approved the acquisition as a private offering whose purpose is to give the acquirer at least 25% of the voting rights in the company if there is no person who holds at least 25% of the voting rights in the company, or as a private offering whose purpose is to give the acquirer 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) was from a shareholder holding at least 25% of the voting rights in the company and resulted in the acquirer becoming a holder of at least 25% of the voting rights in the company, or (iii) was from a holder of more than 45% of the voting rights in the company and resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company.

The special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the special tender offer is accepted by a majority of the votes of those offerees who gave notice of their position in respect of the offer, excluding the votes of a holder of control in the offeror, a person who has personal interest in acceptance of the special tender offer, holders of 25% or more of the voting rights in the company or anyone on their behalf, including their relatives and entities controlled by them.

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention.  In addition, the board of directors must disclose any personal interest each member of the board of directors has in the offer or stems therefrom.  An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages resulting from his or her acts, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company.  However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer was accepted by a majority of the shareholders who announced their stand on such offer, then shareholders who did not respond to the special tender offer or had objected to the offer may accept the offer within four days of the last day set for the acceptance of the offer.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity shall refrain from making a subsequent tender offer for the purchase of shares of the target company and cannot execute a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Mergers

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, a majority of each party’s shareholders and, in the case of the target company, a majority vote of each class of its shares, voted on the proposed merger at a shareholders meeting.  The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies.  If the board of directors has determined that such a concern exists, it may not approve a proposed merger.  Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party, vote against the merger.  In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders.  If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders.  Pursuant to the Companies Law, if a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders (as described above under “Board Practices — Fiduciary duties and approval of specified related party transactions under Israeli law.”).

Under the Companies Law, each merging company must send a copy of the proposed merger plan to its secured creditors.  Unsecured creditors are entitled to receive notice of the merger pursuant to regulations promulgated under the Companies Law.  Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations the target company.  The court may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies was obtained.

Anti-takeover measures

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights.  As of the closing of this offering, no preferred shares will be authorized under our amended and restated articles of association.  In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares.  The authorization and designation of a class of preferred shares will require an amendment to our amended and restated articles of association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting.  The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law as described above in “— Voting Rights.”

Borrowing Powers

Pursuant to the Companies Law and our amended and restated articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our amended and restated articles of association enable us to increase or reduce our share capital.  Any such change is subject to Israeli law and must be approved by a resolution duly passed by our shareholders at a general meeting.  In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is American Stock Transfer and Trust Company.  Its address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is 800-937-5449.

Listing

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “PRFX”.

Warrants Offered Hereby

The following is a brief summary of the investor warrants and placement agent warrants issued in connection with our March 2021 Private Placement and is subject in all respects to the provisions contained in the warrants, in the form filed as an exhibit to our Current Report on Form 6-K dated March 9, 2021.  Unless otherwise stated, references to warrants in this section include the investor warrants and placement agent warrants.

Exercisability.

Holders may exercise warrants at any time after March 10, 2021 until close of business on September 10, 2026, except that the placement agent warrants are exercisable at any time after September 10, 2021 until close of business on March 8, 2026. The warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of ordinary shares purchased upon such exercise (except in the case of a cashless exercise in limited circumstances discussed below).  Unless otherwise specified in the warrant, the holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of our issued and outstanding share capital immediately after giving effect to the exercise (or, upon election by a holder prior to the issuance of any warrants, 9.99%), as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise.

If at any time after September 10, 2021, in the case of the investor warrants, or at any time, in the case of placement agent warrants, at the time of exercise of the warrants there is no effective registration statement registering the ordinary shares underlying the warrants, the holder may, at its option, exercise its warrants on a cashless basis.  When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of our ordinary shares purchasable upon such exercise.

 Certain Adjustments

The exercise price and the number of ordinary shares purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our ordinary shares.

Exercise Price.

The exercise price of ordinary shares purchasable upon exercise of the investor warrants is $4.60 per share, and the exercise price of ordinary shares purchasable upon exercise of the placement agent warrants is $5.06.  The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our ordinary shares, and also upon any distributions of assets, including cash, stock or other property to our shareholders.

Transferability.

Subject to certain transfer restrictions, the warrants may be transferred at the option of the holder upon surrender of the warrants with the appropriate instruments of transfer, including a six month restriction on certain transfers in the case of the placement agent warrants.

Fundamental Transactions.

 If, at any time while the warrants are outstanding, (1) we consolidate or merge with or into another corporation and we are not the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of our ordinary shares are permitted to sell, tender or exchange their ordinary shares for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding ordinary shares, (4) we effect any reclassification or recapitalization of our ordinary shares or any compulsory share exchange pursuant to which our ordinary shares are converted into or exchanged for other securities, cash or property, or (5) we consummate a stock or share purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of our outstanding ordinary shares, each a “Fundamental Transaction,” then upon any subsequent exercise of the warrants, the holder thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction.

Exchange Listing.

We do not plan on making an application to list the warrants on the Nasdaq Capital Market, any national securities exchange or other nationally recognized trading system. Our ordinary shares underlying the warrants will be listed on the Nasdaq Capital Market and our ordinary shares are traded on the Nasdaq Capital Market.

Rights as Shareholder.

Except as otherwise provided in the warrants (such as the rights described above of a warrant holder upon our sale or grant of any rights to purchase shares, warrants or securities or other property to our shareholders on a pro rata basis) or by virtue of such holder’s ownership of our ordinary shares, the holders of the warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until they exercise their warrants.

Governing Law

The Warrants and the warrant agency agreement are governed by New York law.

PLAN OF DISTRIBUTION

We are registering the ordinary shares issued and the ordinary shares issuable upon exercise of the warrants issued in the March 2021 Private Placement to permit the resale of these ordinary shares by the holders of these ordinary shares and warrants from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares other than proceeds from the cash exercise of the warrants.  We will bear all fees and expenses incident to our obligation to register the ordinary shares.

The selling shareholders may sell all or a portion of the ordinary shares offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the ordinary shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions.  The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	sales pursuant to Rule 144;
•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of ordinary shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume.  The selling shareholders may also sell ordinary shares short and deliver ordinary shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling shareholders may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the warrants or ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states ordinary shares may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states ordinary shares may not be sold unless such ordinary shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the ordinary shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the selling shareholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares.  All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

We will pay all expenses of the registration of the ordinary shares, estimated to be $50,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Doron Tikotzky Kantor Gutman & Amit Gross, Israel, has passed upon certain legal matters regarding the securities offered hereby under Israeli law and McDermott Will & Emery LLP, New York, New York, has passed upon certain legal matters regarding the securities offered hereby under U.S. federal securities law.

EXPERTS

The financial statements appearing in this prospectus, have been audited by Brightman Almagor Zohar & Co., a Firm in the Deloitte Global Network, an independent registered public accounting firm, as stated in their report appearing herein.  Such financial statements have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including amendments and relevant exhibits and schedules, under the Securities Act covering the ordinary shares to be sold in this offering.  This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus.  Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares.  Our SEC filings, including the registration statement, are also available to you on the SEC’s Web site at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC.  Those other reports or other information may be inspected without charge at the locations described above.  As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.  In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.  However, we file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on Form 6-K, unaudited quarterly financial information for the first three quarters of each fiscal year within 60 days after the end of each such quarter, or such applicable time as required by the SEC.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC.  We are incorporating by reference in this prospectus the documents listed below:

•	our Annual Report on Form 20-F for the year ended December 31, 2020, filed with the SEC on March 18, 2021; and
•
the description of our ordinary shares contained in Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2020, filed with the SEC on March 18, 2021, and any amendment or report filed with the SEC for the purposes of updating the description.

As you read the above documents, you may find inconsistencies in information from one document to another.  If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document.  All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

PainReform Ltd. 4 Bruria St. Tel Aviv, Israel (+972) 3 7177051 Attention: Investor Relations

ENFORCEMENT OF FOREIGN JUDGMENTS

We are incorporated under the laws of the State of Israel.  Service of process upon us and upon our directors and officers and the Israeli experts named in this registration statement, substantially all of whom reside outside of the U.S., may be difficult to obtain within the U.S.  Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside of the U.S., any judgment obtained in the U.S. against us or any of our directors and officers may not be collectible within the U.S.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.  The address of our agent is 850 Library Avenue Newark, Delaware 19711.

We have been informed by our legal counsel, Doron Tikotzky Kantor Gutman Nass & Amit Gross, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel.  Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim.  In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim.  If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process.  Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;
•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);
•	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;
•	the judgment was obtained by fraud;
•	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;
•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;
•	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or
•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses, which can be a time-consuming and costly process.  If proceedings were to be brought in Israel, all procedural matters would be governed by Israeli law.

EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered.  All amounts shown are estimates except SEC registration fee.

Securities and Exchange Commission registration fee	$1,005.89
Legal fees and expenses	$40,000.00
Accounting fees and expenses	$8,000.00
Printing expenses	$1,000.00
Miscellaneous	$0.00
Total	$50,005.89

The expenses listed above do not include expenses of preparing prospectus supplements and other expenses relating to offerings of particular securities.

PAINREFORM LTD.

PROSPECTUS
April   , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.  Indemnification of Directors and Officers

Under the Israeli Companies Law, 5759-1999, or the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty.  An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of the duty of care but only if a provision authorizing such exculpation is included in its articles of association.  Our amended and restated articles of association include such a provision.  The Company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law and the Israeli Securities Law, 5728-1968, or the Securities Law, a company may indemnify, or undertake in advance to indemnify, an office holder for the following liabilities and expenses, imposed on office holder or incurred by office holder due to acts performed by him or her as an office holder, provided its articles of association include a provision authorizing such indemnification:

•
monetary liability incurred by or imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court.  However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to certain events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the foreseen events and amount or criteria;

•
reasonable litigation expenses, including reasonable attorneys’ fees, incurred by the office holder as (1) a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent or (2) in connection with a monetary sanction;

•	a monetary liability imposed on him or her in favor of an injured party at an Administrative Procedure (as defined below) pursuant to Section 52(54)(a)(1)(a) of the Securities Law;
•	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees; and
•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third-party, or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent.

An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

Under the Companies Law and the Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of care to the company or to a third-party, to the extent such a breach arises out of the negligent conduct of the office holder;
•	a monetary liability imposed on the office holder in favor of a third-party;
•	a monetary liability imposed on the office holder in favor of an injured party at an Administrative Procedure pursuant to Section 52(54)(a)(1)(a) of the Securities Law; and
•	expenses incurred by an office holder in connection with an Administrative Procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	an act or omission committed with intent to derive unlawful personal benefit; or
•	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders, as described under “Management— Exculpation, Insurance and Indemnification of Office Holders” above.

Our amended and restated articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted by the Companies Law and Securities Law.  Each of our office holders have entered into an indemnification agreement exculpating them, to the fullest extent permitted by Israeli law, from liability to us for damages caused to us as a result of a breach of the duty of care and undertaking to indemnify them to the fullest extent permitted by Israeli law, including with respect to liabilities resulting from certain acts performed by such office holders in their capacity as an office holder of the Company, our subsidiaries or our affiliates. The indemnification is limited both in terms of amount and coverage.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

Item 7.  Recent Sales of Unregistered Securities.

The following sets forth information as to all securities we have sold after January 1, 2018, which were not registered under the Securities Act:

(a)	In 2018, we issued $349,500 of convertible notes to four investors. The loans were subject to the same terms of the original convertible loan.

(b)
In August and December 2019, we sold units consisting of $1,666,500 of convertible notes and warrants to purchase 277,485 ordinary shares and 277,485 warrants to nine investors (including a 10% increase in the principal amount of the August 2019 convertible notes due to our entry into an extension agreement dated August 20, 2020). Each unit consisted of (i) a 5% Senior Secured Convertible Promissory Note in the principal amount of $110,000, of the Company that matures one year after issuance, and (ii) a five-year warrant to purchase the same securities of the company issued upon the closing of a qualified IPO (such as the ordinary shares and warrants to be issued in this offering).

(c)
In connection with the bridge financing of August and December 2019, we paid Joseph Gunnar & Co., LLC a commission of $146,000 and issued Joseph Gunnar & Co., LLC placement agent warrants to purchase a number of shares equal to ten percent (10%) of the total number of shares underlying the convertible notes and warrants sold in the bridge financing.

(d)
On August 20, 2020, we entered into an agreement with Crescendo Communications, LLC, pursuant to which we agreed to issue to them 152,110 ordinary shares (for services rendered and to be rendered under a public relations and investor relations consultancy and services agreement.

(e)
On March 8, 2021, we entered into a definitive securities purchase agreement  with certain institutional investors pursuant to which we agreed to sell to the purchasers an aggregate of 1,304,346 ordinary shares and warrants to purchase up to an aggregate of 652,173 ordinary shares (at a combined purchase price of $4.60 per ordinary share and accompanying warrant.  The warrants are exercisable for a period of five and one half years from the date of issuance and have an exercise price of $4.60 per share subject to adjustment as set forth in the warrants for share splits, share dividends, recapitalizations and similar events.  We also issued to the placement agents warrants to purchase 52,173 ordinary shares, at an exercise price of $5.06 per ordinary share and a term expiring on March 8, 2026.The offering closed on March 11, 2021.

We believe that the offers, sales and issuances of the securities described in the preceding paragraph were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder, in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and No directed selling efforts were made in the United States.

(b) Grants of Stock Options

In February 2021, we granted options to purchase 567,296 of our ordinary shares at a weighted average exercise price of $6.077  per share to an executive officer and the board members, all in connection with services provided or to be provided to us by such persons.

In January 2021, we granted options to purchase 133,652 of our ordinary shares at an exercise price of $5.7375 per share to an executive officer, in connection with services provided or to be provided by her.

In June 2019, we granted options to purchase 117,125 of our ordinary shares at an exercise price of $3.339 per share to an executive officer (these options forfeited on February 20, 2021), and on September 2019 we granted options to purchase an aggregate 102,332 of our ordinary shares at an exercise price of $0.24 with respect to 51,166 options and $3.339 with respect to 51,166 options to an executive officer, all in connection with services provided or to be provided to us by such persons.

The options and the ordinary shares issuable upon the exercise of such options were issued pursuant to written compensatory plans or arrangements with our employees, consultants and directors, in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated under the Securities Act or the exemption set forth in Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares described in this Item 7 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 8.  Exhibits and Financial Statement Schedules

The following exhibits are attached hereto:

Financial statement schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Exhibit No.	Exhibit Description

1.1
Amended and Restated Articles of Association of the Company, as currently in effect (unofficial English translation from Hebrew original) (included as Exhibit 3.2 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on August 5, 2020, and incorporated herein by reference).

2.1
Specimen Share Certificate (included as Exhibit 4.1 to the Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on August 5, 2020, as amended, and incorporated herein by reference).

4.1	2019 Option Plan (included as Exhibit 10.1 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on June 30, 2020, and incorporated herein by reference)

4.2
Form of Indemnification Agreement (included as Exhibit 10.2 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on August 24, 2020, and incorporated herein by reference)

4.3	Form of Option Award (included as Exhibit 10.7 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on June 30, 2020, and incorporated herein by reference)

4.4
Amended and Restated Investors’ Rights Agreement dated November 26, 2008 (included as Exhibit 10.8 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on June 30, 2020, and incorporated herein by reference)

4.5
Form of Representative Warrant (included as Exhibit 10.5 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on June 30, 2020, and incorporated herein by reference)

4.6
Form of Warrant Agency Agreement including Form of Unit Warrant (included as Exhibit 10.6 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on June 30, 2020, and incorporated herein by reference)

4.7
Securities Purchase Agreement dated as of March 8, 2021 by and between PainReform Ltd. and the purchasers identified on the signature pages thereto (included as Exhibit 10.1 to our Form 6-K filed with the Securities and Exchange Commission on March 9, 2021 and incorporated herein by reference).

4.8
Form of Warrant issued to certain institutional investors on March 10, 2021 (included as Exhibit 10.2 to our Form 6-K filed with the Securities and Exchange Commission on March 9, 2021, and incorporated herein by reference.)

4.9
Registration Rights Agreement dated as of March 8, 2021 by and between PainReform and the purchasers signatory thereto (included as Exhibit 10.3 to our Form 6-K filed with the Securities and Exchange Commission on March 9, 2021, and incorporated herein by reference)

5.1	Opinion of Doron Tikotzky Kantor Gutman & Amit Gross, Israeli counsel to Registrant.*

23.1	Consent of Brightman Almagor Zohar & Co.*

23.2	Consent of Doron Tikotzky Kantor Gutman & Amit Gross (included in Exhibit 5.1)

24.1	Power of Attorney* (included on the signature page hereto)

* **	Filed Herewith. To Be Filed By Amendment.

Item 9.  Undertakings

(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)
That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herzliya, Israel on this 1st day of April 2021.

PAINREFORM LTD.

By:	/s/ Ilan Hadar
Name: Ilan Hadar
Title: Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of PainReform Ltd. hereby constitute and appoint Ilan Hadar, with full power of substitution, our true and lawful attorneys-in-fact and agents to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations, and requirements of the SEC, in connection with this registration statement on Form F-1, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Ilan Hadar	Chief Executive Officer	April 1, 2021
Ilan Hadar	(Principal Executive, Financial and Accounting Officer)

/s/ Ehud Geller	Executive Chairman	April 1, 2021
Ehud Geller

/s/ Prof. Eli Hazum	Chief Technology Officer and Director	April 1, 2021
Prof. Eli Hazum

/s/ Efi Cohen-Arazi	Director	April 1, 2021
Efi Cohen-Arazi
/s/ Dr. Ellen S. Baron	Director	April 1, 2021
Dr. Ellen S. Baron

/s/ Augustine Lawlor	Director	April 1, 2021
Augustine Lawlor

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of PainReform Ltd., has signed this registration statement on April 1, 2021.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi Title: Managing Director